THIS DEED OF ASSIGNMENT is made in Hong Kong on this, the 9th day in the month of July, in the year 2004.

BETWEEN :-

(A) **Howard ASJ Steven – Johan (also known as Howard J. Steven, Amir Steven Johan and Amir S. Johan)** trading as **LA SALLE STREET VENTURES** (A Financial Consultancy and Proprietary Investment and Venture Capital Business Registered in Hong Kong), of Suite 1305, Workingfield Commercial Building, 408 Jaffe Road, Causeway Bay, Hong Kong ("La Salle"); **and**

(B) **GLOBAL ONE ENTERPRISES LIMITED** a public, limited liability company registered and existing under the Laws of Hong Kong and whose registered address is at 2001, 20th Floor, Central Plaza, 18 Harbour Road, Wanchai Hong Kong (the "Company" or "Global One");

WHEREAS :-

1. La Salle has developed and created various business ideas, plans and processes, the copyright to which it claims ownership. Details of these six (6) businesses are more specifically described in six separate memoranda, which are annexed herewith as Schedule 1 (A) to (F).

2. Global One is desirous of acquiring for the purposes of patenting, registering, commercially developing and exploiting for profit, the six (6) business ideas, plans and processes developed and created by La Salle, more specifically described in the six separate memoranda annexed herewith as Schedule 1 (A) to (F).

3. La Salle has agreed to assign to Global One the copyright and all other rights and privileges it owns in respect of the various business ideas, plans and

processes described in more detail in the six (6) memoranda annexed herewith as Schedule 1 (A) to (F).

4. In consideration thereof, Global One has agreed to issue to La Salle, American Style Call Options in respect of up to 100.0 Million new shares of US$1.00 each in Global One ("the option shares"), exercisable by La Salle or its authorized assigns, at any time within a period of five (5) years from the date of this Deed, at a price equal to the higher of US$33.00 per share, and the simple average of the highest traded price of the shares for the 30 days just prior to the date engrossed on any written Notice La Salle may give to the company stating its intention to exercise any part or all of the option shares.

5. La Salle agrees to accept the said Call Options in respect of the call option shares, exercisable by La Salle or its authorized assigns, at any time within a period of five (5) years from the date of this Deed, at a price equal to the higher of US$33.00 per share, and the simple average of the highest traded price of the shares for the 30 days just prior to the date engrossed on any written Notice La Salle may give to the company stating its intention to exercise any part or all of the option shares, as full and final consideration for the assignment by it to Global One of all of its rights in the various business ideas, plans and processes described in more detail in the six (6) memoranda annexed herewith as Schedule 1 (A) to (F).

NOW THIS DEED WITNESSTH AS FOLLOWS:

(1). La Salle hereby assigns to Global One and Global One hereby accepts La Salle's interest in all its rights, title and interest including but not limited to copyrights of certain business ideas, plans and processes described in more detail in the memoranda annexed herewith as Schedule 1 (A) to (F).

(2). In consideration of clause 1 above, Global One agrees to and does hereby issue to La Salle and La Salle hereby accepts, American Style Call Options

giving La Salle, or its assigns, the right to purchase the option shares at any time within a period of five (5) years from the date of this Deed, at a price equal to the higher of US$33.00 per share, and the simple average of the highest traded price of the shares for the 30 days just prior to the date engrossed on any written Notice La Salle may give to the company stating its intention to exercise any part or all of the option shares.

(3) Each of Global One and La Salle Warrant as follows : -

(a) Global One and La Salle are duly registered in Hong Kong, and have the power and authority to own assets and to conduct legal business operations;

(b) Global One and La Salle have the power to enter into, exercise their rights and perform and comply with their respective obligations under, this Deed of Assignment;

(c) to the best of their knowledge and belief the exercise of their rights and/or performance of or compliance with their respective obligations under this Deed of Assignment does not and will not violate (a) any law or rule to which they are subject.

(d) Their respective obligations under this Deed of Assignment are valid, binding and enforceable in accordance with their terms;

(e) Neither they nor any of their assets are entitled to immunity from suit, execution, attachment or other legal process and their entry into this Deed of Assignment constitutes, and the exercise of their rights and performance of and compliance with their respective obligations under this Deed of Assignment will constitute, private and commercial acts done and performed for private and commercial purposes;

(f) The exercise of their rights and/or performance of or compliance with their respective obligations under this Deed of Assignment does not and will not (a) violate any agreement to which they are a party or which is binding on their

assets or (b) result in the existence of, or oblige them to create, any security over such assets; and

(g) Each of the above warranties are correct and accurate and complied with in all respects so long as Global One and La Salle continue to have any obligation under this Deed of Assignment as if it were repeated by reference to the existing circumstances.

(4). Undertaking

La Salle undertakes that the business ideas, plans and processes described in more detail in the six (6) memoranda copies annexed herewith as Schedule 1 (A) to (F), are to the best of its knowledge and belief, original ideas developed by it.

(5). Assignment

(a) This Deed of Assignment shall benefit and be binding on the parties hereto, their respective successors and any permitted assignee or transferee of some or all of a party's rights or obligations under this Deed of Assignment.

(b) Either party shall be entitled to assign all or any part of its rights or obligations under this Deed by giving to the other party written notice of such assignment, provided that any such assignment shall identify the full name and address of the Assignee.

(6). General

(a) Clause headings are inserted for convenience only and shall be ignored in construing this Deed of Assignment.

(b) References to clauses are to a clause of this Deed of Assignment and references to sub-clauses are to a sub-clause of the clause in which the reference appears.

(c) Time shall be of the essence of this Deed of Assignment but no failure by La Salle or Global One to exercise, and no delay on their part in exercising, any right or remedy under this Deed of Assignment will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Deed of Assignment are cumulative and not exclusive of any rights or remedies provided by Law.

(d) Any provision of this Deed of Assignment may be amended only if Global One and La Salle so agree in writing.

(e) Both La Salle and Global One undertake to do all such acts and things as may be necessary in connection with the implementation of this Deed of Assignment including, without limitation, signing, executing or delivery to the parties all such instruments, forms and other documents as may be necessary or desirable or registering or filing any document (including this Deed of Assignment) with any Governmental or other authority.

(f) The illegality, invalidity or unenforceability of any provision of this Deed of Assignment under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction nor the legality, validity or enforceability of any other provisions.

(g) This Deed of Assignment contains the entire respective rights and obligations of La Salle and Global One and supersedes any previous expressions of intent or understanding, written or oral, in respect of the transaction(s) contemplated in this Deed of Assignment.

(h) The parties acknowledge that they have read, fully understood and taken appropriate legal and other professional advice and have not been induced to enter into this Deed of Assignment in reliance upon any warranty, representation, term, condition or any other statement (written or verbal), made or given by La Salle or Global One or any of its agents, save as contained in this Agreement.

(i) All costs and expenses towards the preparation of this Agreement shall be borne equally by Global One and La Salle.

(j) All applicable warranties, representations, undertakings and other provisions of this Deed of Assignment will not merge or terminate upon the payment of any sum by the parties, but shall remain in full force and effect at all times thereafter.

(k) Warranties and undertakings made by Global One and La Salle pursuant to this Deed of Assignment will not terminate upon any concession, temporary or permanent, granted by either Global One to La Salle or La Salle to Global One but shall remain in full force and effect at all times.

(7). Notices

(a) Any notice required or permitted to be given under this Deed of Assignment or in connection with the matters contemplated hereunder, shall be in writing in the English language.

(b) Any such notice shall be addressed as provided in sub-clause (c) shall be : -

(i) Delivered by courier and duly acknowledged, and will be deemed to have been given upon delivery at the relevant address;

(ii) if within Hong Kong, sent by pre-paid registered post, delivery of which shall be deemed to have been given three (3) Business days after the date of posting;

(iii) if from any place outside Hong Kong, sent be pre-paid registered airmail, and shall be deemed to have been given ten (10) Business Days after the date of posting;

(c) The addresses and other details of the parties referred to in sub-clause (b) are, subject to sub-clause (d) : -

Name : **La Salle Street Ventures**

Attention: **Howard ASJ Steven - Johan**

Address :	Suite 1305, Workingfield Commercial Building, 408 Jaffe Road, Causeway Bay, Hong Kong
Name:	**Global One Enterprises Limited**
Attention:	**The Company Secretary**
Address:	2001, 20th Floor, Central Plaza, 18 Harbour Road, Wanchai Hong Kong

(d) Either party to this Agreement may notify the other of any change to the address and other details specified in sub-clause (c), provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is deemed to have been given, whichever is later.

(8). Governing Law

This Deed of Assignment shall be governed by, and construed in all respects in accordance with the Laws of Hong Kong, Special Administrative Region. Global One and La Salle hereby irrevocably submit to the nonexclusive jurisdiction of the Laws of Hong Kong.

(9). Dispute Resolution

(a) Any dispute arising out of this Deed of Assignment, including any question regarding its existence, scope, validity or termination or of this clause, shall be referred to and finally resolved by Arbitration in Hong Kong in accordance with the Domestic Arbitration Rules of the Hong Kong International Arbitration Centre ("HKIAC").

(b) A sole Arbitrator shall hear any such dispute. He or she shall be appointed by the parties jointly. Failing agreement as to his or her identity within fourteen (14) days after the relevant dispute has arisen, The claimant in the Arbitration shall be entitled to instruct the Secretary General of the HKIAC to determine his or her identity. The parties hereby agree to be bound by such determination and subsequent appointment.

(c) The place of such arbitration shall be in Hong Kong and the proceedings shall be conducted and any award given in English.

AS WITNESS :The Hands and Seal of Howard ASJ Steven – Johan (also known as Howard J. Steven, Amir Steven Johan and Amir S. Johan) trading as **La Salle Street Ventures** and of **Global One Enterprises Limited** is affixed the day, the month and the year first above written.

SIGNED and SEALED by **Howard ASJ Steven – Johan**
(also known as Howard J. Steven, Amir Steven Johan
and Amir S. Johan) holder of HKID No K 498988 (0)
Trading as : **LA SALLE STREET VENTURES**
in the presence of : -
Name : (Rita Kong) HKID No K744063 ___ (4)

Signature : ______________

The Common Seal of :
GLOBAL ONE ENTERPRISES LIMITED
was affixed in the Presence of :-

Director : ______________

Director : ______________